Exhibit 10.13

UNITED TECHNOLOGIES CORPORATION

EMPLOYEE STOCK OPTION PLAN

Amendment 1

Whereas, the Board of Directors wishes to amend the United Technologies Corporation Employee Stock Option Plan (the “Plan”) to limit the total number of shares to be offered under the Plan to 20,000,000;

Now therefore, the Plan is hereby amended, effective January 1, 2003, as follows:

Section 6 of the Plan is amended and restated as follows:

Limitation on Number of Shares

The number of shares with respect to which Stock Option Awards may be issued may not exceed: (i) four million shares of Common Stock in any calendar year; and (ii) twenty million shares in total with respect to awards made on and after January 1, 2003. The foregoing limitations shall be subject to adjustment as provided for in Section 10 hereof.

UNITED TECHNOLOGIES CORPORATION

William H. Trachsel Sr. Vice President, General Counsel and Secretary

Attest:

Richard M. Kaplan Date: June 27, 2003